Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces 2010 Fourth Quarter and Full-Year Results and Declares Quarterly Cash Dividend

New York, NY – February 17, 2011 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced total revenues for 2010 were $425.9 million, an increase of 10.0% above those of 2009.  Revenues for quarter ended December 31, 2010 were $97.1 million, 11.5% higher than those of the fourth quarter of 2009 and 8.4% above those of the third quarter of 2010.  Net income for fiscal 2010 was $26.6 million, 12.8% higher than fiscal 2009.

John G. Duffy, Chairman and Chief Executive Officer, said “Overall conditions stabilized in 2010 compared with 2009 and 2008.  However, we were still faced with periods of uncertainty about the durability of the economic recovery in the U.S. and Europe.  While this environment was challenging for several parts of our business, we increased revenue for the fourth quarter and the full year, reflecting record levels for equity capital markets revenue, and made several important investments during 2010 in people to continue to build our financial services specialist franchise.  This included commencing operations in our Asia offices and adding resources in U.S. and U.K. investment banking.  We also initiated quarterly cash dividends and  announced a $70 million stock repurchase plan in the third quarter and declared a special dividend of $1.00 per share in the fourth quarter.  We believe we are well-positioned in terms of professional and financial resources to grow our global market share.”

Earnings per share for the year ended 2010 was $0.71 per diluted share compared with $0.66 for the prior year.  Non-GAAP operating net income was $3.6 million, or $0.10 per diluted share, for the quarter ended December 31, 2010 on total revenues of $97.1 million.  For the full year in 2010, non-GAAP operating net income was $31.6 million, or $0.87 per diluted share, on total revenues of $425.9 million.  This compares with non-GAAP operating net income of $5.3 million and $29.1 million, or $0.15 and $0.81 per diluted share, on total revenues of $87.1 million and $387.2 million for the fourth quarter and full year 2009, respectively.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results. GAAP net income was $3.0 million, or ($0.01) per diluted share, and $26.6 million, or $0.71 per diluted share, for the quarter and for the year ended December 31, 2010, respectively, compared with $3.8 million, or $0.11 per diluted share, and $23.6 million, or $0.66 per diluted share, respectively, for the corresponding 2009 periods. GAAP net income for the third quarter of 2010 was $3.8 million, or $0.11 per diluted share.  GAAP diluted earnings per share for the quarter and year ended December 31, 2010 includes negative undistributed income primarily as a result of the special dividend (see footnote [e] to the Non-GAAP Financial Measures reconciliation table included below).

Highlights for the quarter ended December 31, 2010 include:

•
Investment banking revenue increased $5.9 million, or 17.6%, to $39.4 million compared with $33.5 million for the fourth quarter of 2009. Capital markets revenue increased $3.9 million, or 15.7%, to $28.4 million and M&A and advisory fees increased $2.0 million, or 22.5%, to $10.9 million.  Investment banking revenue was relatively unchanged compared with the third quarter of 2010.

•
Commissions revenue remained relatively unchanged at $33.9 million from the fourth quarter of 2009.  Compared with the third quarter of 2010, commissions revenue increased $5.7 million, or 20.1%, reflecting higher equity trading volumes.

•
Principal transactions revenue increased $2.7 million, or 22.1%, to $14.9 million compared with $12.2 million for the fourth quarter of 2009, primarily due to higher net gains on equity market making and trading for our own account in the fourth quarter of 2010. Compared with the third quarter of 2010, principal transactions revenue decreased $1.8 million, or 10.6%, primarily due to lower fixed income revenue.

•
The non-GAAP operating compensation ratio was 61.5% (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards amortization as a percentage of total revenues) compared with 55.8% for the fourth quarter of 2009 and 59.5% for the third quarter of 2010. Non-GAAP operating compensation and benefits expense was $59.7 million compared with $48.6 million for the fourth quarter of 2009, an increase of $11.1 million, or 22.9%.  Compared with the third quarter of 2010 total of $53.3 million, non-GAAP operating compensation and benefits expense increased $6.4 million, or 12.1%.  The GAAP compensation ratio was 62.6% compared with 58.7% for the fourth quarter of 2009 and 62.3% for the third quarter of 2010.  GAAP compensation and benefits expense was $60.8 million compared with $51.2 million for the fourth quarter of 2009, an increase of $9.6 million, or 18.8%.   Compared with the third quarter of 2010 total of $55.9 million, GAAP compensation and benefits expense increased $5.0 million, or 8.9%.

Highlights for the year ended December 31, 2010 include:

•
Investment banking revenue increased $48.5 million, or 30.2%, to $208.9 million compared with $160.5 million for 2009, reflecting record equity capital markets transaction revenue of $143.7 million, 14.6% higher than 2009’s total of $125.4 million, and an increase of approximately 100% in M&A and advisory revenue in 2010 to $60.3 million.

•
Commissions revenue was $133.6 million compared with $142.0 million for 2009, a decrease of $8.5 million, or 6.0%, primarily due to lower U.S. and European equity commissions partially offset by commissions on Asian equities in 2010.

•
Principal transactions revenue was $54.0 million compared with $63.6 million for 2009, a decrease of $9.6 million, or 15.2%, primarily as a result of the impact on our equity and fixed income trading revenues of increased periods of market uncertainty, particularly in the second quarter of 2010.

•	Interest and dividend income increased $2.6 million, or 24.7%, to $13.1 million compared with $10.5 million for 2009, primarily due to higher average holdings of interest bearing assets.

•
The non-GAAP operating compensation ratio was 59.9% compared with 58.4% for 2009. Non-GAAP operating compensation and benefits expense was $255.3 million compared with $226.1 million for 2009, an increase of $29.1 million, or 12.9%.  The GAAP compensation ratio was 61.9% compared with 61.0% for 2009.  GAAP compensation and benefits expense was $263.6 million compared with $236.2 million for 2009, an increase of $27.5 million, or 11.6%.

•
Non-compensation expenses were $117.1 million compared with $108.1 million for 2009, an increase of $9.0 million, or 8.3%.  The increase was primarily attributable to communications and data processing expense related to new offices in Hong Kong and Tokyo in 2010 and increased business development activities.

•
Income tax expense was $18.5 million in 2010, which resulted in an effective tax rate of 40.9%, compared with $19.3 million in 2009, which resulted in an effective tax rate of 44.9%.  The lower effective tax rate for 2010 was primarily due to the reduced permanent differences on taxable income for U.S. federal tax purposes and lower state and local income taxes.

•
As of December 31, 2010, preliminary stockholders’ equity, which was all tangible, amounted to $458.1 million and preliminary book value per share was $14.45 compared with $449.1 million and $14.60 per share, respectively, at December 31, 2009.

Capital Management and Other Matters

The Company also announced today that its board of directors has declared a cash dividend with respect to the fourth quarter in an amount equal to $0.05 per share of its outstanding common stock.  The dividend is payable on March 15, 2011 to shareholders of record on March 3, 2011.  During 2010 the board of directors declared a special dividend of $1.00 per share as well as the regular $0.05 dividend in the third and fourth quarters which totaled $39.7 million in the aggregate.

During the fourth quarter of 2010, 54,800 shares of the Company’s common stock were repurchased and retired pursuant to a stock repurchase program authorized by the board of directors in July 2010. The average price per share repurchased was $23.59, or $1.3 million in the aggregate. The Company has $64.7 million remaining of the total repurchase amount authorized under the program.

KBW, Inc. expects to file its annual report on Form 10-K with the U.S. Securities and Exchange Commission on or about March 1, 2011.

Conference Call

A conference call with management discussion of financial results for the fourth quarter and year ended December 31, 2010 will be held today at 9:00 a.m. eastern time, and can be accessed at (866) 711-8198 within U.S. and Canada)/(617) 597-5327 (International) (Code: 36216100). A replay of the call will be available approximately two hours post-call at (888) 286-8010  (within U.S. and Canada)/(617) 801-6888  (International) (Code: 25181542). A live audio webcast and delayed replay will also be available for seven days under "Investor Relations" at http://www.kbw.com.

About KBW

KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K  and our subsequently filed quarterly reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Year Ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2010	2010	2009	2010	2009
Revenues:
Investment banking	$39,380	$38,398	$33,492	$208,913	$160,450
Commissions	33,859	28,199	33,549	133,560	142,015
Principal transactions, net	14,939	16,716	12,240	53,964	63,611
Interest and dividend income	3,387	3,184	4,094	13,125	10,524
Investment advisory fees	1,771	632	1,852	3,194	2,826
Other	3,791	2,485	1,917	13,101	7,728

Total revenues	97,127	89,614	87,144	425,857	387,154

Expenses:
Compensation and benefits	60,823	55,873	51,194	263,633	236,159
Occupancy and equipment	5,643	5,702	5,471	22,460	21,639
Communications and data processing	8,439	8,111	7,163	32,365	28,464
Brokerage and clearance	4,567	4,314	4,780	17,747	17,203
Business development	4,405	4,863	3,656	16,529	14,328
Professional services	3,215	2,997	5,338	15,425	15,410
Interest	339	240	790	1,104	1,151
Other	3,989	3,306	2,956	11,509	9,942
Non-compensation expenses	30,597	29,533	30,154	117,139	108,137
Total expenses	91,420	85,406	81,348	380,772	344,296
Income before income taxes	5,707	4,208	5,796	45,085	42,858
Income tax expense	2,679	385	2,025	18,457	19,251
Net income	$3,028	$3,823	$3,771	$26,628	$23,607

Earnings per share:
Basic	$(0.01)	$0.11	$0.11	$0.71	$0.66
Diluted	$(0.01)	$0.11	$0.11	$0.71	$0.66

Dividends declared per share:
Quarterly	$0.05	$0.05	$-	$0.10	$-
Special	$1.00	$-	$-	$1.00	$-

Weighted average number of common
shares outstanding:
Basic	32,577,549	32,412,399	31,619,722	32,428,945	31,448,074
Diluted	32,577,549	32,412,399	31,619,722	32,428,945	31,448,074

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”) for the three months and years ended December 31, 2010 and 2009 and three months ended September 30, 2010.  Each of the Non-GAAP Financial Measures exclude compensation and benefits expense related to the amortization of IPO restricted stock awards, which were granted in November 2006 and fully vested in November 2010.  While we have granted restricted stock awards and other share-based compensation in connection with our regular compensation of employees and new hires, we do not expect to make any such substantial grants to employees as we did when we granted the restricted stock awards in connection with our IPO. The non-GAAP diluted earnings per share computation for the three months and year ended December 31, 2010 excludes the impact of the $1.00 special dividend declared in December 2010.

Our management utilizes these non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provide useful information by excluding the compensation and benefits expense related to the amortization of the IPO restricted stock awards and excluding the impact of the $1.00 special dividend declared in December 2010 in the computation of non-GAAP diluted earnings per share, which may not be indicative of our core operating results and business outlook. Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Such periods did not and likely will not include substantial grants of restricted stock awards to employees such as the Company-wide IPO restricted stock awards or a substantial special dividend. We also believe presenting non-GAAP diluted earnings per share, exclusive of the special dividend declared better reflects an allocation of income based on income generation under GAAP.  Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, compensation ratio, net income and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a GAAP basis for the three months and years ended December 31, 2010 and 2009 and three months ended September 30, 2010 to the aforementioned captions on a non-GAAP basis.

Three Months Ended			Year Ended
Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis	$60,823	$55,873	$51,194	$263,633	$236,159
Adjustment to exclude amortization expense of the IPO awards (a)	(1,107)	(2,597)	(2,610)	(8,367)	(10,022)
Non-GAAP operating compensation and benefits expense (b)	$59,716	$53,276	$48,584	$255,266	$226,137

Compensation ratio (c):
Compensation ratio - GAAP basis	62.6%	62.3%	58.7%	61.9%	61.0%
Non-GAAP operating compensation ratio (b)	61.5%	59.5%	55.8%	59.9%	58.4%

Net income:
Net income - GAAP basis	$3,028	$3,823	$3,771	$26,628	$23,607
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	588	1,465	1,552	4,945	5,520
Non-GAAP operating net income (b)(d)	$3,616	$5,288	$5,323	$31,573	$29,127

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.01)	$0.11	$0.11	$0.71	$0.66
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	0.02	0.04	0.04	0.15	0.15
Adjustment to exclude $1.00 special dividend (e)	0.09	-	-	0.01	-
Non-GAAP operating diluted earnings per share (b)(d)	$0.10	$0.15	$0.15	$0.87	$0.81

(a)
The adjustment represents the exclusion of the compensation expense related to the amortization of the IPO restricted stock awards, which were granted to employees in November 2006 and fully vested in November 2010.

(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.
(c)	The compensation ratio was calculated by dividing compensation and benefits expense by total revenues for each respective period.
(d)
Summation of the quarters’ non-GAAP operating net income and non-GAAP operating diluted earnings per share may not equal the annual amounts due to rounding or the averaging effect of the number of shares outstanding throughout each respective period.

(e)
GAAP diluted earnings per common share for the fourth quarter of 2010 resulted from the accounting treatment of dividends declared during the quarter which exceeded net income.  Under GAAP, the excess of dividends declared over net income is allocated entirely to common shares outstanding resulting in a diluted earnings per share of $(0.01).  The non-GAAP diluted earnings per share computation for the three months and year ended December 31, 2010 excludes the impact of the $1.00 special dividend declared in December 2010 from undistributed income.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.